PERFORMANCE SHARE UNIT GRANT AGREEMENT
UNDER THE SOUTHWEST GAS HOLDINGS, INC.
OMNIBUS INCENTIVE PLAN

This Performance Share Unit Grant Agreement (“Grant Agreement”) is dated as of February ___, 2023, by and between Southwest Gas Holdings, Inc., a Delaware corporation (the "Company"), and _________ ("Grantee"), pursuant to the Company's Omnibus Incentive Plan (the "Plan"). Capitalized terms that are used, but not defined, in this Grant Agreement shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Grant Agreement.
Overview of Your Award

Aggregate Target Performance Share Units Granted: [determined by award opportunity, December 31, 2022 Base Salary, and Beginning Stock Price]
•EPS Shares (60%): [______] shares
•ROE Shares (40%): [______] shares

Performance Cycle: January 1, 2023 to December 31, 2025

1.    Grant and Description of Performance Share Units. The Company hereby awards the Grantee a target number of performance share units (“Performance Shares”) under the Plan with the restrictions set forth below. Each Performance Share represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Grant Agreement and the Plan. The number of Performance Shares that the Grantee actually earns for the Performance Cycle will be determined at the end of the Performance Cycle based on the level of achievement of the performance goals as described herein. All determinations of whether the performance goals have been achieved, the number of Performance Shares earned, and all other matters related thereto shall be made by the Committee in its sole discretion. Until the final number of Performance Shares is determined and the Performance Shares have been settled by the issuance of Common Stock, the Grantee shall not have any of the rights of a stockholder of the Company with respect to the Performance Shares, except for the crediting of dividend equivalents as provided for in Section 8 below.
2.    Restrictions on Alienation. Performance Shares may not be sold, transferred, pledged, attached, assigned, or otherwise alienated or encumbered in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Performance Shares are removed and the Performance Shares are distributed to the Grantee in the form of shares of Common Stock. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Performance Shares or the rights relating thereto during the Performance Cycle shall be wholly ineffective.
3.    Vesting of Performance Shares. The Performance Shares are subject to forfeiture until they vest. Except as otherwise provided herein, the Performance Shares will vest and become nonforfeitable on the last day of the Performance Cycle, subject to (a) the achievement of the minimum threshold performance goal, and (b) the Grantee's continuous service from the grant date through the last day of the Performance Cycle. The number of Performance Shares that vest and become payable under this Grant Agreement shall be determined by the Committee based on the level of achievement of the performance goals described herein.
4.    EPS Shares. Vesting of EPS Performance Shares is based upon adjusted earnings per share of the Company (“EPS”) performance (the “EPS Shares”) and is contingent upon cumulative three-year adjusted EPS achieved by the Company for the three-year Performance Cycle beginning with the fiscal year in which the Performance Shares are granted. Cumulative adjusted EPS is calculated by adding together the adjusted EPS for each year in the Performance Cycle. Adjusted EPS is calculated by dividing consolidated adjusted net income for each year by the Company’s average basic common shares outstanding for each year. Cumulative three-year adjusted EPS shall be calculated using generally accepted accounting principles, adjusted to exclude the impacts of company owned life insurance as well as other adjustments as determined by the Committee.
EPS Shares will vest as illustrated in the performance schedule below. Should the performance levels achieved be between the stated criteria below, the percentage of EPS Shares vesting will be determined by straight-line interpolation.

EPS Share Performance Schedule Fiscal Years 2023-2025
Performance Level	Cumulative 3-Year Adjusted EPS	Vested EPS Shares
Below Threshold	Less than $8.68	0%
Threshold	$8.68	50%
Target	$9.64	100%
Maximum	$10.60	200%

5.    ROE Shares. Vesting of Performance Shares based on utility return on equity (“ROE”) performance (“ROE Shares”) is contingent upon three-year average ROE for each year of the Performance Cycle. The ROE for each of the three years in the Performance Cycle is calculated by dividing each year’s adjusted net income of Southwest Gas Corporation (“SWG” or the “utility”) by the average utility equity balance. The average utility equity balance is calculated by averaging the equity balance of the applicable previous five quarters. Three-year average ROE is calculated by averaging the calculated ROE for each year of the Performance Cycle. ROE shall be calculated based on adjusted utility net income calculated under generally accepted accounting principles, adjusted to exclude the impacts of company owned life insurance as well as other adjustments as described by the Committee.
ROE Shares will vest as illustrated in the performance schedule below. Should the performance levels achieved be between the stated criteria below, the baseline percentage of ROE Shares vesting will be determined by straight-line interpolation.

ROE Share Performance Schedule Fiscal Years 2023-2025
Performance Level	3-Year Average ROE	Vested ROE Shares
Below Threshold	Less than 6.4%	0%
Threshold	6.4%	50%
Target	7.3%	100%
Maximum	8.2%	200%

6.    Forfeiture. Except as otherwise provided in Section 7 below, all Performance Shares granted shall be forfeited if, prior to the end of the Performance Cycle, the Grantee has experienced a Termination. Each Grantee shall execute any documents reasonably requested by the Company in connection with such forfeiture. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Performance Shares shall cease and terminate, without any further obligation on the part of the Company.
7.    Termination of Employment.
(a)    Death, Disability, Certain Involuntary Terminations and Termination by the Company or its successors without Cause or by the Grantee for Good Reason within the 24 months following a Change in Control.
Upon Termination (i) due to Grantee's death, Disability, involuntary Termination due to a general reduction in force or specific elimination of the Grantee's job (except if contemporaneously with such elimination Grantee suffers a Termination for Cause), or (ii) by the Company or its successors without Cause or by the Grantee for Good Reason within the 24 months following a Change in Control, restrictions placed on each Performance Share shall be removed, and the Performance Cycle for purposes of Section 8 and Section 9 below shall be deemed to have ended and a prorated number of Performance Shares shall vest as of the date of such Termination. The prorated number of Performance Shares vested shall be determined by multiplying the percentage of Performance Shares awarded at the “Target” performance level first stated above, by the ratio of actual months of service to 36 months of the original Performance Cycle, with the resulting product being increased, if appropriate, as provided below in Section 8. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number of Performance Shares. If the Grantee has a Change in Control agreement in effect with the Company on the date hereof, the terms of Grantee’s Change in Control agreement govern in the event of a Termination in conjunction with a Change in Control.
(b)    Retirement.
Upon Grantee's Retirement, the restrictions placed on the Performance Shares under Section 2 above shall not be removed, the Performance Shares shall not be vested, and the percentage of Performance Shares earned shall not be determined until the end of the Performance Cycle. The vested number of Performance Shares shall be determined by multiplying the ratio of actual months of service to 36 months of the original Performance Cycle by the percentage of Performance Shares earned, based on actual performance achieved over the original Performance Cycle with the resulting product being increased, if appropriate, as provided below in Section 8. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated number of Performance Shares.
(c)    Good Reason. For purposes of this Grant Agreement, “Good Reason” means, following a Change in Control:
(i) without the Grantee’s express written consent, the assignment to him/her of any duties materially inconsistent with his/her positions, duties, authority, responsibilities or status with the Company or its successors immediately prior to such Change in Control;
(ii) a material demotion or a material change in the Grantee’s titles or offices as in effect immediately prior to such Change in Control;
(iii) any removal of the Grantee from or any failure to re-elect him/her to any of such positions; except in connection with the termination of the Grantee’s employment for Cause, Disability or Retirement or as a result of his/her death or by him/her other than for Good Reason;
(iv) without the Grantee’s express written consent, a material reduction by the Company or its successors in the Grantee’s base salary as in effect on the date of such Change in Control or, if greater, such greater base salary as may be in effect from time to time subsequent to such Change in Control, provided, in each case, that a reduction by the Company or its successors in the Grantee’s base salary of ten (10) percent or more shall be sufficient but not necessary to constitute a material reduction by the Company or its successors in the Grantee’s base salary;
(v) the failure by the Company or its successors to continue at levels materially not less than those in existence immediately prior to such Change in Control the Grantee’s participation in any thrift, incentive or compensation plan, or any pension plan, in which the Grantee participated immediately prior to such Change in Control, provided that the Company or its successors may provide for participation in substantially similar plans that provide benefits at levels materially not less than those in existence immediately prior to such Change in Control;
(vi) the failure by the Company or its successors to provide for the Grantee’s participation in any welfare, life insurance, health and accident or disability plan on the same basis as those provided to executives of the Company or its successors who are similarly situated to the Grantee;
(vii) the taking of any action by the Company or its successors which would materially adversely affect the Grantee’s participation in or materially reduce his/her benefits under any single such plan or all such plans, when taken together, or deprive him/her of any material fringe benefit enjoyed by him/her at the time of such Change in Control (except for the acceleration of the termination dates of Performance Shares, as contemplated by this Grant Agreement), provided that the taking of any action by the Company or its successors that reduces the economic value attributable to such participation, benefits or fringe benefit by ten (10) percent or more shall be sufficient but not necessary to constitute a materially adverse effect, material reduction or deprivation, as applicable;
(viii) the assignment to the Grantee without his/her consent to a new work location which would require an increase in the round-trip commute to work from the Grantee’s residence immediately prior to such Change in Control of more than 40 miles per day;

(ix) any material breach of any material provision of this Grant Agreement.
Notwithstanding the foregoing, the Grantee shall not be entitled to terminate his/her employment with the Company or its successors for Good Reason unless the following process is followed with respect to such termination. Within ninety (90) days following the initial occurrence of an event that purportedly constitutes Good Reason, the Grantee shall give the Company or its successors written notice of the occurrence of such event, setting forth the exact nature of such event and the conduct required to cure such event. The Company or its successors shall have thirty (30) days from the receipt of such notice within which to cure such event (such period, the “Cure Period”). If, during the Cure Period, such event is cured, then the Grantee shall not be permitted to terminate his/her employment with the Company or its successors for Good Reason as a result of such event. If, at the end of the Cure Period, such event is not cured, the Grantee shall be entitled to terminate his/her employment with the Company or its successors for Good Reason as a result of such event during the sixty (60) day period following the end of the Cure Period. If the Grantee does not terminate his/her employment with the Company or its successors for Good Reason during such sixty (60) day period, the Grantee shall not be permitted to terminate his/her employment with the Company or its successors for Good Reason as a result of such event.
8.    Credit of Dividend Equivalents. The Grantee’s account shall be credited with a number of Performance Shares based on the amount of dividends that were declared and paid on shares of Common Stock during each fiscal quarter of the Performance Cycle. The number of Performance Shares upon which dividend equivalents shall be credited for the benefit of the Grantee is the total number of Performance Shares finally determined to have been earned by the Grantee at the end of the Performance Cycle in accordance with Sections 3, 4, 5 and/or 7, as appropriate. The total amount of each quarterly dividend equivalent shall be converted to the number of Performance Shares attributable to that quarterly dividend equivalent, by dividing such dividend equivalent amount by the average of the closing price of the Common Stock on the dividend payment date during the appropriate Performance Cycle. Incremental Performance Shares credited for dividends may also earn dividend equivalents. Dividend equivalents shall be subject to the same vesting and forfeiture restrictions as the Performance Shares to which they are attributable.
9.    Distribution of Common Stock. If the Performance Shares vest, the Grantee shall receive a distribution of shares of Common Stock equal to the number of vested Performance Shares (including any vested Performance Shares attributable to Dividend Equivalents) and a cash payment in respect of any Dividend Equivalents paid in cash (subject to the withholding requirements set forth in the Plan and Section 11 below). Distribution of shares of Common Stock shall occur (a) if the Performance Shares vest on the last day of the Performance Cycle pursuant to Section 3 or 7(b) above, as soon as administratively possible, as determined solely by the Company, in the calendar year following the end of the Performance Cycle, but in no event later than March 15 of such calendar year and (b) if the Performance Shares vest before the last day of the Performance Cycle due to the Grantee’s Termination pursuant to Section 7(a) above or otherwise, within 60 days following the date the Performance Shares vest. Notwithstanding the immediately preceding sentence, if the Grantee is a "specified employee" as defined in Code Section 409A, in the case of a distribution of shares of Common Stock on account of any Termination, other than due to death, to the extent required to avoid incurring taxes under Section 409A, the distribution of shares of Common Stock (and any Dividend Equivalents) in respect of the vested Performance Shares shall not occur until the date which is six months following the date of the Grantee’s Termination (or, if earlier, upon the death of the Grantee). Upon a distribution of shares of Common Stock as provided herein, the Company shall cause the Common Stock then being distributed to be registered in the Grantee’s name. From and after the date of receipt of such distribution, the Grantee or the Grantee's legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable Company policies and state and federal regulations.
10.    Administration. This Grant Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan.
11.    Tax Liability and Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Performance Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a) tendering a cash payment.
(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Performance Shares; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum rate of withholding in the applicable jurisdictions.
(c) delivering to the Company previously owned and unencumbered shares of Common Stock.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Performance Shares or the subsequent sale of any shares; and (b) does not commit to structure the Performance Shares to reduce or eliminate the Grantee's liability for Tax-Related Items.
12.    Section 409A. This Grant Agreement is intended to comply with Section 409A of Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Grant Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
13.    Miscellaneous.
(a)Nothing in this Grant Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company or continued service as a Board member.

(b)Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Grantee’s rights under this Grant Agreement without the Grantee’s written consent.

(c)The Grantee shall not have voting rights with respect to the Performance Shares until the Performance Shares are settled and have been distributed as shares of Common Stock.

(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)This Grant Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of the Agreement or the Plan to the substantive law of another jurisdiction.

(f)Any dispute regarding the interpretation of this Grant Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

(g)The value of the Grantee's Performance Shares is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(h)Grantee understands that the Performance Shares and the Common Stock distributed therefrom are subject to the Company’s Clawback Policy.

Grantee acknowledges that this Grant Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of the Performance Shares granted pursuant to this Grant Agreement. Grantee has reviewed and fully understands all provisions of this Grant Agreement and the Plan in their entirety. Grantee acknowledges that Performance Shares awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Performance Shares are vested and the Performance Shares are distributed to the Grantee in the form of shares of Common Stock. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Shares or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

SOUTHWEST GAS HOLDINGS, INC.
By: _______________________
     Karen S. Haller
     President and Chief Executive Officer

GRANTEE
By: _______________________
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